Exhibit 10.3

                                AMENDMENTS TO THE
                             2003 STOCK OPTION PLAN
                            FOR OUTSIDE DIRECTORS AND
                             ADVISORY BOARD MEMBERS

                           OF ULTRASTRIP SYSTEMS, INC.

      The following amendments were adopted by resolution of the Board of Directors at a meeting held on August 2, 2005.

1. Section 4(a) of the 2003 Stock Option Plan for Outside Directors and Advisory Board Members (the "Plan") is amended by increasing the number of shares available to be granted under the Plan from 2,000,000 to 4,500,000.

2.    Section 5(b)(v) of the Plan is deleted and replaced with the following:

            On the first business day following the date of each Annual Meeting at which Outside Directors are elected by the Company's shareholders, each elected Outside Director who has served as a Director for at least the previous twelve (12) months shall automatically be granted an Option to purchase Twenty Five Thousand (25,000) Shares. In lieu of this grant, the Chairman of the Board of Directors of the Company shall receive an automatic grant of 500,000 non-qualified options upon initial election or appointment as Chairman of the Board of Directors. Upon all future re-elections or re-appointments as Chairman, the Director shall automatically receive an additional grant of 250,000 non-qualified options. The options shall be exercisable for a 10-year period from the date of grant at Fair Market Value as defined in the Plan. Notwithstanding any provisions of the Plan to the contrary, all grants of options to the Chairman for serving as Chairman shall vest in two equal installments six and twelve months following the date of each grant.